Exhibit 10.1

JOINT VENTURE AGREEMENT

THIS AGREEMENT made as of the 31st of May, 2010, between, Imex International Corp (“Imex”) having an office at 245 East Liberty Street Suite 200, Reno Nevada 89501 and Quadra Energy Systems Inc. (“QES”), a Belize corporation having its registered office at No. 5 New Road P.O. Box 388 Belize City, Belize.

WHEREAS:

I.	QES is owner of the QES2000 System which is an innovative, secure, efficient and proven method of converting used tires into marketable energy products or by-products or an efficient cost effective method of disposing of waste organic materials in a safe, non-polluting, non toxic method compatible with all environmental standards as more particularly described in Schedule “A”. The QES2000 System has many applications including, disposal of electronic waste, and is designed to answer the global challenge of waste management of MSW

(Municipal Solid Waste), which includes petrochemical compounds such as plastic waste, green waste, coal and used tires while providing high recycled- content products and usable forms of power.

II.	IMEX, has sourced used tires in the Caribbean and is engaged in the business of seeking new business and project opportunities and assisting in the development and commercialization of these business or project opportunities in the Caribbean;

III.	QES and IMEX desire to form a Joint Venture for the purpose of undertaking the development and joint venturing of QES2000 Systems or QES2000 waste to energy conversion Plants or any improved waste to energy systems developed by QES which purpose may be amended from time to time by the Parties to add additional products and such other services and products as IMEX and QES may from time to time unanimously agree upon (such waste to energy systems and such other products the (“QES2000 Systems”);

IN CONSIDERATION of the premises and mutual covenants herein set forth and provided for, the Parties covenant and agree as follows:

     1.1 Organization and Interest of Parties.

     IMEX and QES agree to enter into a joint venture (the “JV”), with IMEX to function as general operator in charge of the day to operations of the JV. The name of the corporation shall be “Carib Green Industries” or such other name the Management Committee properly decides from time to time. The Interests in the Joint Venture shall be as follows:

IMEX	40%
QES	60%

1

     As used herein, "Interest" shall mean, as to each Party, the undivided percentage interest of such Party in the Joint Venture as the same may exist from time to time. The equity share will always remain constant amongst QES and IMEX even if a third party decides to offer equity participation for any particular project, although in such case(s) the total equity owned by QES and IMEX may be reduced to below 100%

     To earn its 40% interest in the JV, IMEX shall source and deliver feedstock material of used tires and shall be the general operator and exclusive importer and distributor of the QES2000 Systems in the Territory.

     To earn its 60% interest in the JV, QES shall deliver, install and train the staff required to operate the QES2000 Systems required from time to time in the Territory, it being understood that the title and ownership for any QES20000 System installed shall remain the property of QES until payment of the amount of USD$650,000 from the earnings of the JV for such installed QES20000 System shall be paid to QES.

     1.2 Place of business. The principal place of business of shall determined by the Management Committee and located in Jamaica, West Indies or at such other be necessary or desirable. The registered office and administrative offices of the Joint Venture shall be where the Corporate and Financial records of the Joint Venture are kept.

     1.3 Term. The Joint Venture shall commence on the date of closing as set out in Paragraph 2.14 and shall continue until terminated in the manner herein provided for Forty (40) Years from the date of Closing.

     1.4 Purposes of the Joint Venture. The purposes of the Joint Venture are:

The Joint Venture will be organized for the purpose of commercializing the QES2000 waste to energy conversion technology described under the trade name the QES2000 System, distributing or joint venturing the QES2000 with or to third parties in the Caribbean (the “Territory”), and for the purpose of engaging in all activities and transactions that are necessary in furtherance of that purpose with the ultimate exit strategy of developing and commercializing the technology. The Joint Venture shall not engage in any other activity except as set forth above. The parties agree that the Joint Venture shall have the exclusive distribution rights for the Caribbean.

For purposes of this Agreement, the QES2000 System means all past, present and future models and improvements of the QES2000 System and/or Inventor owned QES2000 waste to energy conversion technology, proprietary program modules and components, systems, and subsystems, data, documentation and text,(regardless of the form in which it exists or the media upon which it resides) in any stage of actual or anticipated development, including but not limited to ideas, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, record and file layouts, memoranda, correspondence, flowcharts, coding sheets and the like) source code, object code and load modules, programming, program patches and system designs at all levels and in all formats, end user documentation and any other type of information or material (in whatever form, whether human or machine readable and in whatever media) together with all associated Intellectual Property relating to the QES2000 System.

     1.5 Fiscal period and books of account. The fiscal period of the Joint Venture shall terminate on the 30th day of November in each year during the term of the Joint Venture. The Joint Venture shall keep true and accurate books of account and records in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis.

     1.6 Rights and obligations. The rights and obligations under the Joint Venture of each of the Parties to the Joint Venture shall be in every case several and not joint or joint and several. Nothing contained in this agreement shall be deemed to constitute either Party as the partner, agent or legal representative of the other Party, or to create any fiduciary relationship between them for any purpose whatsoever. Neither Party hereto shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party.

     1.7 Liabilities. Except as otherwise provided herein, the liabilities arising out of the Joint Venture shall be borne by the Joint Venture.

     1.8 Business of IMEX and QES. Except as may be otherwise expressly provided in this agreement and except with respect to its participation, direct or indirect, in the Joint Venture, nothing herein shall be deemed to restrict in any way the freedom of any Party to conduct as it sees fit any business or activity whatsoever, provided such business or activity is not in competition with the business of the Joint Venture and provided that no such business or activity shall relate to waste to energy conversion systems or products or any products or systems similar to the nature of the QES2000 System technology or which are directly competitive with the QES2000 waste to energy conversion System technologies in the Territory. Notwithstanding anything contained herein QES shall not prevented from conducting its waste to energy conversion business operations outside of the Territory.

     1.9 Employees of IMEX and QES. Each of IMEX and QES hereby covenant and agree each with the other that it shall not, without the prior written consent of the other Party, solicitor make offers of employment to, directly or indirectly, any employees of such other Party or the Joint Venture.

     1.10 Ownership and copyright regarding the unregistered QES Systems trademarks. All Software or Product trademarks used or owned by QES in its business operations, whether registered or not, shall be licensed for use by the Joint Venture including any copyrights attaching to the Software in the “Territory”.

2. Management of the Joint Venture.

     2.1 (a) IMEX and QES agree that forthwith upon execution of this agreement, they shall form and constitute a management committee ("Management Committee") which shall have the responsibility for the general operation, financial reporting, marketing and sales, administration and arrangement of the Joint Venture and shall decide all matters of policy relating to such business. In particular, the Management Committee shall cause the terms of this agreement to be implemented and give such directions to the Parties and Officers of the Joint Venture as may be necessary from time to time. The Management Committee may, from time to time, delegate any powers and responsibilities to any person or persons as it may see fit. The Management Committee shall be comprised of Four (4) members ("Directors"), of whom Two (2) shall be appointed by each of IMEX and QES. The Parties agree that each Party shall always have equal representation on the Management Committee throughout the term of the Joint Venture. Each Party shall be entitled, from time to time, to change its Directors upon written notice to the other Party. Such change of Directors shall be effective upon receipt of such written notice by the Chairman of the Management Committee. The Directors shall devote such time and effort as is necessary for the management of the Joint Venture and the conduct of its business in an efficient, thorough, and businesslike manner, devoting appropriate attention to all matters affecting the conduct of the Joint Venture’s business.

2.2 Consulting Agreements:

The Management Committee shall appoint a representative of IMEX as President (the “President”) and another representative as Chief Technical Officer of the Joint Venture and the Joint Venture shall establish such other management positions as the Management Committee shall deem appropriate from time to time. The President and Chief Technical Officer shall be under fiduciary duties to conduct the day to day business affairs of the Joint Venture in accordance with the directions of Management Committee and in the best interests of the Joint Venture, including the safekeeping of all Joint Venture property and the use thereof for the exclusive benefit of the Joint Venture. The President and/or Chief Technical Officer may be removed by the Management Committee for “good cause”, which for purposes of this Agreement shall be limited to an act relating to the business of the Joint Venture which constitutes fraud, gross negligence, a willful violation of fiduciary duty, a willful usurpation of an opportunity of the Joint Venture, willful misconduct, or a willful failure to follow directions of the Management Committee. The removal of the President and/or Chief Technical Officer shall be effective upon written notice from Three (3) Directors of the Management Committee. Following removal of the President and/or Chief Technical Officer, a new President and/or Chief Technical Officer may be appointed by the Management Committee. At any time when there is no President and/or Chief Technical Officer, the President’s and/or Chief Technical Officer’s responsibilities shall be vested in Management Committee. The Director’s appointed shall devote such time and effort as is necessary for the management of the Joint Venture and the conduct of its business in an efficient, thorough, and businesslike manner, devoting appropriate attention to all matters affecting the conduct of the Joint Venture’s business.

     2.3 Non-Competition; Non-Interference; Non-Solicitation. As a significant inducement to QES to enter into and perform its obligations under this Agreement, IMEX agrees as follows:

     (a) Covenant Against Competition. Imex agrees not to reverse engineer the QES2000 System and acknowledges that (i) the principal business and QES2000 System of QES is being licensed for the Territory into the Joint Venture; (ii) QES is the owner of the QES2000

Systems technology and Business; (iii) the QES Business is, in part, national and international in scope; (iv) IMEX shall have access to QES’s technology and will have and will continue to have access to the confidential and business affairs and proprietary information of QES and the Joint Venture not readily available to the public (including QES’s and Inventor’s technology, methods of doing business and supplier and customer information) (collectively, "Confidential Information"); (v) such information is the property of QES and the Joint Venture and that the continued success of the Joint Venture depends in large part on keeping this information from becoming known to its competitors; (vi) the agreements and covenants of IMEX and contained in this Paragraph 2.3 are essential to the business and goodwill of the Joint Venture and QES would not have entered into this Agreement and entered into the Joint Venture but for the covenants and agreements set forth in this Paragraph 2.3 Accordingly, IMEX covenants and agrees that:

     (b) During the period commencing on the Closing Date and ending Five (5) years following the Closing Date (the "Restricted Period"), IMEX or any of its’ Subsidiaries or Affiliates (but excluding any individual who is not employed by any of the foregoing) (each, a "Restricted Person") shall not (A) directly or indirectly, own, operate, manage, control, participate in, consult with, advise, permit its or his name to be used by, provide services for, lease, or in any manner engage in (including by it or himself, in association with any Person, or through any Person) any business that manufactures or sells any products or provides any products or systems which may be used as substitutes or are comparable to or are otherwise in competition with any products, systems or services provided by the Joint Venture or in the business of the Joint Venture anywhere in the Territory or in any other place where the Joint Venture conducts or intends to conduct business, as such businesses exist or are proposed as of the Closing Date or logical extensions thereof (collectively, "Covered Activities"); or (B) become interested in any such Person or Firm which engages in any Covered Activities as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any such Firm or corporation which is traded on any national securities exchange or NASDAQ if the Covered Person is not a controlling person of, or a member of a group which controls, such firm or corporation, does not, directly or indirectly, own Five percent (5%) or more of any class of securities of such Person and has no active participation in the business of such Person or Corporation.

     (c) At all times after the date hereof, each Restricted Person shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, all Confidential Information including information with respect to (i) the QES System technology, (ii) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists and shall not disclose such Confidential Joint Venture Information or the QES System technology to anyone outside of the Joint Venture except with the express written consent of the Joint Venture and except for Confidential Joint Venture Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of a Restricted Person.

     (d) (A) the covenants set forth in Section 2.3 are reasonable in geographical and temporal scope and in all other respects, (B) QES would not have entered into this Agreement and the Joint Venture but for the covenants of each Restricted Persons contained herein, and (C) the covenants contained herein have been made in order to induce QES to enter into this Agreement and the Joint Venture and for which the Joint Venture will receive substantial benefit.

     (e) If, at the time of enforcement of the covenants contained in Paragraph 2.3 (b), a Court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

     (f) Rights and Remedies upon Breach. If a Restricted Person breaches, or threatens to commit a breach of, any of the provisions of Paragraph 2.3(a) (the "Restrictive Covenants"), QES and the Joint Venture shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Joint Venture and/or QES under law or in equity:

     (g) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including the right to an entry against the Restricted Person of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that the Restricted Person has, and has had, access to Confidential Joint Venture and QES Information and Work Product and that any breach or threatened breach of the Restrictive Covenants will cause irreparable injury to the Joint Venture and QES and that money damages will not provide an adequate remedy to the Joint Venture.

     (h) The right and remedy to require the Restricted Person to account for and pay over to the Joint Venture all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by it as the result of any transactions constituting a breach of the Restrictive Covenants, and the Restricted Person shall account for and pay over such Benefits to the Joint Venture.

     (i) In the event of an alleged breach or violation by the Restricted Person of Paragraph 2.3(a), the Restricted Period shall be tolled during the period of such breach until such breach or violation has been duly cured.

     2.4 Meetings and notice. A Party may, by giving at least Seven (7) days' written notice sent by prepaid mail or delivered personally to each Director, summon a meeting of the Management Committee at a place and time to be set out in the notice; provided that a meeting may be held on shorter notice or without notice. A notice summoning a meeting will describe in reasonable data the matters proposed to be discussed at such meeting as no other matters will be discussed without the consent of all Directors of each Party. A Party or Director may have a reasonable number of advisors present at any meeting. Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all Directors taking part in a meeting so held are able to hear each other at all times.

     2.5 Quorum. A quorum for any meeting of the Management Committee shall consist of a minimum of Two (2) Directors with One (1) Director of each Party present and no business shall be transacted at any meeting unless a quorum is present throughout the meeting. A meeting of the Management Committee at which a quorum is present shall be competent to exercise all or any of the authority, power and discretion bestowed upon the Management Committee by this agreement. Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all Directors taking part in a meeting so held are able to hear each other at all times. Participation by a Director or his or her proxy at a meeting by such means shall be deemed to constitute presence of such director or his or her proxy at the meeting.

     2.6 Voting. All matters to be determined at a meeting of the Management Committee shall be decided by the majority vote of the Directors present in person or present at any meeting in the format approved by the Management Committee. All matters so determined will be binding upon the Parties.

     2.7 Bank Account for the Joint Venture: The Joint Venture shall open a bank account for the purposes of the Joint Venture requiring Two (2) signatures with the Bank of America or such other Bank as the Executive Committee may agree from time to time with each Party to the Joint Venture designating a signing authority. Throughout the term of the Joint Venture each party shall have equal signing authority on the Joint Venture’s bank account. All revenues of the Joint Venture generated from the business operations of Joint Venture shall be deposited to such bank account.

     2.8 Matters Requiring Unanimous Approval. On the following matters of major concern to the Joint Venture, action shall only be taken pursuant to Consent in the form of resolutions adopted by a unanimous vote or consent of all of the Directors of the Joint Venture:

(a)	Approval of any agreements, documents or other arrangements between or involving any affiliate or employee of the Joint Venture thereof, as well as any amendment, consent or waiver with respect to such arrangements.

(b)	Approval of, and amendment to, any budgets, assessments or financial plans.

(c)	Approval of any merger into or with or acquisition of all or part of the business of another person or third Party.

(d)	Any sale, transfer, license or Joint Venture of the QES2000 Systems Technology or business.

(e)	All transactions regarding buildings and land, including the lease, purchase, sale and mortgage thereof.

(f)	Providing loans, guarantees, or other extensions of credit other than in the ordinary course of business.

(g)	Liquidation, dissolution, winding up or voluntary bankruptcy of the Joint Venture.

(h)	Change in the Business Plans.

(i)	Any change in the location of the Registered or Administrative Offices of the Joint Venture.

(j)	Any material change in the business of the Joint Venture.

(k)	The borrowing of funds by the Joint Venture.

All disputes in connection with this agreement or the formal contract or a deadlock of the above matters shall be decided by the American Arbitration Association, in an arbitration proceeding in accordance with its then prevailing rules applicable to commercial arbitrations. The arbitration shall take place in Las Vegas of the State of Nevada, and the decision of the arbitrator(s) shall be binding and final upon the Parties, and its decision shall be enforceable as a judgment in a court of competent jurisdiction. The cost of such arbitration shall be shared equally between the Parties hereto, except that each Party shall pay its own attorney and witness fees unless the arbitrator determines that a Party has acted in bad faith, in which event the entire cost of the arbitration, including the reasonable attorney fees of the prevailing Party, shall be borne by the Party determined by a majority of the arbitrators to have acted in bad faith.

     2.9 Expenses and Director Compensation. All costs and expenses incurred by the Management Committee in connection with the carrying out of the terms of this agreement or the management of the Joint Venture shall be borne by the Joint Venture.

     2.10 Chairman. At the first meeting of the Management Committee and thereafter after the first meeting thereof in each fiscal period of the Joint Venture, a Chairman, who shall be appointed from among the Directors of the Management Committee, shall hold office until the next annual appointment of a Chairman. The Chairman shall preside at all meetings at which he is present and, in his absence, another Director selected shall preside as Chairman of that meeting.

     2.11 Written consent in lieu of meeting. A decision on any matter evidenced by the consent in writing of a majority of Directors shall be as valid as if it had been decided at a duly called and held meeting of the Management Committee. Each decision consented to in writing may be in counterparts, which together shall be deemed to constitute one decision.

     2.12 Other procedures. The Management Committee may make such other rules governing procedure at its meetings as it may decide provided that if any such rule is inconsistent with any provision of this agreement this agreement shall apply to the exclusion of such rule.

     2.13 Financial Statements and Reporting. The Management Committee shall cause to be prepared and shall deliver to the Parties audited financial statements for the fiscal year end and quarterly financial statements which have been reviewed by an accredited

Auditor who meets SEC reporting requirements and such other financial information concerning the Joint Venture as the Parties may agree.

     2.14 Closing Date: The Closing of the transactions contemplated in the Agreement (the “Closing”) shall take place on the 25th day of May 2010 or so soon thereafter as practical following the execution of this Agreement. The date on which the Closing occurs shall be referred to herein as the Closing Date (the “Closing Date”).

     2.15 Conditions to Closing. The obligations of IMEX and QES to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any or all of which may be waived by IMEX or QES in writing)

(a)	Truth and accuracy of representations and warranties and performance of all obligations by the Parties;

(b)	Satisfactory conclusion of due diligence investigation;

(c)	Agreement on Business Plans;

(d)	Finalization and execution of all documents set forth below under Documentation set forth in Paragraphs 10 and 11 in form and substance satisfactory to the Parties;

(e)	No litigation or governmental proceeding pending or threatened against IMEX and/or QES;

(f)	Approval of the Boards of Directors of IMEX and QES;

(g)	Receipt of any needed regulatory approval; and

2.16 Documentation from IMEX

(a)	Organizational Resolutions of the Board of Directors of IMEX and (setting forth the organizational Board resolutions);

3. Contributions to the Joint Venture

3.1 Contributions of IMEX. The contribution of IMEX to acquire a Forty Per Cent (40%) Interest in the Joint Venture shall be the IMEX’s requirement to supply a continuous source of tires required to ensure that the QES2000 Systems supplied by QES on the terms agreed to by the Parties and to be the general operator of QES2000 Plants in the Territory. Further, IMEX shall be required to source suitable locations for the QES2000 Systems in the Territory. QES shall deliver and install the QES2000 Systems at its cost to the Joint Venture at locations approved by the parties and provide such technical support as requested by IMEX prior to the opening of any Joint Venture QES2000 Plant by the Joint Venture.

3.2 Ownership to the QES 2000 System Technologies. QES licenses for a term of 40 years for the Territory unto the Joint Venture, QES’s QES2000 technology and agrees to provide such technical support as required by IMEX from time to time.

(a)	All of QES’s intellectual property used in connection or in conjunction with the waste to energy conversion business.

	(i)	All of QES’s unregistered or registered trademarks including goodwill associated therewith.

	(ii)	All trade secrets of QES owned or used in connection or in conjunction with the conduct of the QES2000 System’s business, including, but not limited to, discs, designs, files, drawings, data, source codes, logic diagrams, data and related documentation, and all similar property of any nature, tangible or intangible, owned or used in connection or in conjunction with QES’s business and all copyrights, engineered specifications of the QES2000 System, designs, inventions, patents or proprietary methods.

	(iii)	All mask works and all applications, registrations, certifications, URL’s and renewals in connection therewith, and all confidential business information (including ideas, research and development, proprietary know-how, formulas, techniques, methods, technical data, designs, drawings, specifications, potential customer information, suppliers and vendor lists, pricing and cost information, and business and marketing plans and proposals and all computer software (including data and related documentation) developed by or owned by QES and the Inventor and which relate or used in connection or in conjunction with the QES2000 Systems technology.

	(iv)	The Invention licensed for the Territory being the QES2000 System and Technology including all research, developments, software, engineering and design drawings, source codes, studies and reports and all information whether oral or written of QES and the Inventor relating to the QES2000 System. IMEX acknowledges that the QES2000 Systems technology is being licensed without warranty or representation of any kind from QES and without limitation that a patent will issue for the QES2000 System in the Trade Mark and Patent Office of the United States of America or in any other country or jurisdiction.

	(v)	The QES2000 System technology licensed to the Joint Venture includes each proprietary product or service developed, manufactured, marketed or sold in or as a part of the QES business at any time since inception and any product or service currently under development by QES and/or the Inventor used or to be used in connection with the QES2000 System business or technology.

4.	Contribution of QES to the Joint Venture shall be as follows:

	(1)	Prior to the establishment of a QES2000 Plant in the Territory by the Joint Venture to deliver and install a QES2000 System or QES2000 Plant to the Joint Venture at its sole cost in accordance with the QES2000 System specifications.

	(2)	To deliver to the Joint Venture Waste to Energy Patented Technologies including all future upgraded versions if any.

	(3)	To Deliver the Basic Engineering Package for the QES2000 System.

	(4)	To provide Technical Support as required from time to time.

	(5)	To provide Management Services and all other required Support as needed.

5.	Obligations of the Parties

5.1 Obligations of QES. The obligations of QES in carrying out the purposes of the Joint Venture in addition to such obligations as the Management Committee may from time to time determine are:

	(1)	to undertake the development of special applications of the QES2000 System.

	(2)	to maintain the existing QES2000 System and develop upgraded or newer versions of the QES2000 System and Programming so as to maintain a technological lead over existing competitors or future competitors.

	(3)	To market and distribute the by-products produced from the QES2000 Systems or QES2000 Plants.

	(4)	Sourcing of all required licenses / permissions / approvals from competent authorities to successfully install QES2000 Systems or QES2000 Plants in the Territory and to manufacture, market, and sell by-products, if such approvals exist, as applicable.

	(5)	Negotiating with Companies / Individuals / Engineering Contractors / Consultants etc / respective State Government(s) to have basic infrastructure / waste supply / product sales etc. and for successful installation of QES2000 Systems or QES2000 Plants.

	(6)	Engineering, Construction and Operations support including recruitment of enough labor for successful erection and operation of the QES2000 Plant(s) / or QES2000 Systems.

	(7)	Inviting / structuring Strategic Local Partners for successful development of the QES2000 Plants.

	(8)	To comply with all environmental rules and regulations in the operation of the QES2000 Plant(s)/ or QES2000 Systems and disposal of un-marketable by-products generated.

5.2	Obligations of IMEX.

	(1)	to determine the scope of the potential market for the QES2000 System in the Territory and to exploit its business contracts to market the QES2000 System and to assist the Joint Venture in the marketing of the QES20000 System in the Territory.

	(2)	To source suitable locations for the QES2000 Systems in the territory

	(3)	To market the by-products produced, specifically biochar, from the QES2000 Systems or QES2000 Plants to landscapers for softscape use in horticulture design.

	(4)	to source potential financing for the business operations of the Joint Venture.

	(5)	Management and other required support as needed.

     5.3 IMEX and QES acknowledge to one another that each respectively intends to perform its obligations as specified in this agreement and to proceed in good faith to perform such obligations. Also the Parties agree to act reasonably in exercising any discretion, judgment, approval, or extension of time which may be required to effect the purpose and intent of this agreement. Whenever the approval or consent of a Party is required under this agreement, such consent shall not be unreasonably withheld or unduly delayed.

6. Marketing of the Products

     6.1 Marketing. The obligations of the Parties with respect to the marketing of the QES2000 System shall be as set forth in Paragraph 5. All expenses reasonably and evidenced by invoices incurred by either Party or the Joint Venture with respect to the fulfillment of such obligations, including, without limitation, travel expenses shall be paid by the Joint Venture.

7. Distribution of net revenue of the Joint Venture

     All net revenue generated from the business operations of any locations of the JV shall be applied firstly towards payment of the installed QES2000 System at that location as set forth in Paragraph 1.1. After the payment for the installed QES2000 System at any location and after the Management Committee determines what cash reserves are required and necessary for the future business operations of the Joint Venture, all revenues howsoever received or generated by the Joint Venture during any quarter of the fiscal period of the Joint Venture, after payment of Joint Venture expenses and provision for taxes for the quarter, shall be allocated as follows:

(a)	Sixty Per Cent (60%) to QES
(b)	Forty Per Cent (40%) to IMEX

8. Representations and Warranties

     8.1 Representations and warranties of IMEX. IMEX hereby represents and warrants as follows:

     (1) that it has full right, power and authority to enter into and carry out this Agreement and has been and is on the date of this agreement duly authorized by all necessary and appropriate corporate or other action to execute this agreement;

     (2) that it has no prior commitments, arrangements or agreements with any other person which might interfere with, or preclude the carrying out of its obligations under this agreement, and

9. Full Disclosure. The information prepared or furnished by or on behalf of QES and IMEX in connection with any QES or IMEX Documents or Related Documents (including the information contained in any Financial Projections or Disclosure Document), does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein and in light of the circumstances when made, and are not misleading. All facts known to QES and IMEX, material to an understanding of the financial condition, business, property or prospects of the Joint Venture taken as one enterprise have been disclosed to the other party. The foregoing representations shall be limited to IMEX’s and QES’s knowledge with respect to any reports or information furnished and not reports or information furnished by a third Party unless such third Party has been engaged by either party to prepare such information for or on behalf of the other party.

     9.1 Representations and warranties of QES. QES hereby represents and warrants as follows:

     (1) that it has full right, power and authority to enter into and carry out this agreement and has been and is on the date of this agreement duly authorized by all necessary and appropriate corporate or other action of execute this agreement.

     (2) that it has no prior commitments, arrangements or agreements with any other person which might interfere with, or preclude the carrying out of its obligations under this agreement, and

     9.2 Survival of Representations and Warranties. All representations and warranties of the joint venture Parties and the Joint Venture shall be true and complete as of the closing and shall survive the closing and if any of the representations and warranties of a Party above are not accurate in all material respects, when made, then such Party shall be in material breach of the Agreement.

10.	Closing Executed Documentation

(a) Organizational Resolutions of the Board of Directors of IMEX (setting forth the organizational Board resolutions);

11.	Closing Execution Documentation from QES.

(a)	Organizational Resolutions of the Board of Directors of QES (setting forth the organizational Board resolutions); and license agreement for the QES2000 System for the Territory. All mask works and all applications, registrations, certifications and renewals in connection therewith, and all confidential business information (including ideas, research and development, know-how, fuel formulations, formulas, techniques, technical data, designs, drawings, specifications, customer, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals and all computer software (including data and related documentation) developed or owned by QES and the Inventor.

(b)	Trade mark Licensing Agreements for QES2000 System.

12. Maintenance and Transfer of Interests. It is the intent of the Parties hereto that their respective Interests in the Joint Venture be maintained at all times, Provided however QES shall be entitled to assign its interest in this Agreement to a third Party.

13. Default and Termination

13.1 Events of default. For the purposes of this agreement, default by a Party hereto shall be deemed to have occurred in each of the following instances, namely:

     (1) if a Party shall refuse or omit to do any act or undertaking required to be done or completed pursuant to the terms of this agreement within 30 days of receiving written notice from the other Party specifying the non-compliance;

      (2) if the Party or all of its Directors shall fail to attend Three (3) consecutive meetings of the Management Committee after having received the required notice of such meetings;

     (3) if the Party should dispose of or attempt to dispose of all or any part of its Interest without complying with the terms and conditions of this agreement, subject to paragraph 12;

     (4) if the Party defaults under any of the covenants contained in any document required to be executed in order to carry out the terms of this agreement, whether or not such Party is in default hereunder, unless such default has been duly waived or cured;

     (6) if an effective order is made or resolution passed for the winding up of the Party;

     (7) if a Party becomes insolvent or makes an authorized assignment for the benefit of its creditors or commits any voluntary or involuntary act of bankruptcy;

     (8) if any execution, extent, attachment, distress or other process of any court is made or attaches to the Interest of a Party in the System or the Joint Venture and any such execution, extent, attachment, distress or other process is not satisfied within 30 days;

     (9) if a Receiver is appointed in respect of any of the assets of a Party including, without limitation, its Interest in the QES2000 System or the Joint Venture;

     (10) if a Party makes a sale in bulk of its assets, and

     (11) if a Party ceases or threatens to cease to carry on its business or its participation in the Joint Venture.

13.2 Action in case of default. If either Party should be in default, pursuant to the provisions of paragraph 13.1, at the unfettered discretion of Non-defaulting Party, this Agreement shall be terminable immediately if the Non-defaulting Party has given the Defaulting Party written notice of material breach or default by such Party (such notice to explain the alleged breach in reasonable detail) and the Defaulting Party fails to cure such breach within thirty (30) days of receipt of such notice; the Defaulting Party shall immediately offer all of its Interest in the Joint Venture to the Non-defaulting Party as provided herein:

     (1) the Party required to dispose of all of its Interest shall offer such Interest to the other Party ("Offeree") by notice in writing, which notice shall state the price and the other terms and conditions upon which the Offeror desires to dispose of its Interest; if no such offer has been made within Fifteen (15) days after such default, the Offeror shall be deemed to have offered its Interest to the Offeree at a purchase price payable in cash, equivalent to the price determined by Arbitration as set forth in Paragraph 30;

     (2) the Offeree shall at its option have the right for a period of Thirty (30) days after receipt of such notice to purchase the Interest offered at the price and on the terms and conditions specified in the notice and shall exercise such right by accepting the offer in writing and by payment of the purchase price to the Offeror against delivery of all documents necessary to convey the Interest of the Offeror;

     (3) in the event that the purchase of the Interest being sold shall not have occurred in accordance with the provisions of subparagraphs (1), and (2) hereof, the Offeree shall be entitled, within Fifteen (15) days after the last day on which such purchase could have occurred, to terminate this agreement by giving not less than Seven (7) days written notice to the Offeror and the Joint Venture shall be dissolved and liquidated pursuant to Paragraph 14(b).

14.	General Termination Rights.

	(a)	This Agreement may be terminated (“Termination”) upon the mutual agreement of the Parties in writing.

	(b)	Liquidation

(i) At the expiration of the Joint Venture Term, or in the event that the Joint Venture Term is earlier terminated pursuant to any provisions of this Agreement, the Joint Venture shall be dissolved and liquidated pursuant to this Paragraph 14(b). The Executive Committee shall appoint a liquidation committee to represent the Joint Venture in all matters concerning the liquidation of the Joint Venture’s assets in accordance with applicable laws and regulations. The Liquidation Committee shall have the rights, powers and duties conferred by this Agreement and by applicable law. The Liquidation committee shall be composed of Two (2) members. Each of IMEX and QES shall appoint one member to the Liquidation committee who have the authority to appoint one lawyer and certified public accountant to act as advisors to the Liquidation committee.

(ii) The Liquidation Committee shall conduct a thorough examination of the Joint Venture's assets and liabilities and formulate a liquidation plan that will provide for the orderly discharge of the liabilities of the Joint Venture and reasonable maximization of the value of the assets of the Joint Venture. The liquidation plan shall be approved by the Executive Committee and shall ensure that the Parties have substantially equal opportunity with third Parties to bid for or purchase all or a portion of the Joint Venture's assets, provided that such opportunity need not be afforded to any Party whose breach was the basis for termination under Paragraph 13 hereof. All Parties participating in the bidding for the purchase of the Joint Venture's assets shall be entities legally qualified to be engaged in the business activities of the Joint Venture. The purchase procedures shall further comply with all the relevant mandatory requirements under applicable laws.

(iii) All proceeds from the disposition of the assets of the Joint Venture pursuant to this Paragraph 14 shall be applied to effect payments in the following order of priority:

(A)	the liquidation costs and expenses, including reasonable remuneration payable to members of the liquidation committee who are not employees, officers or directors of a Party or the Joint Venture;

(B)	salaries, insurance premiums or welfare expenses due and payable to employees of the Joint Venture;

(C)	taxes and other government charges due and payable;

(D)	all other outstanding liabilities of the Joint Venture; and

(E)	the Parties in proportion to their interests in the Joint Venture.

15. Indemnification

     15.1 To the extent that a Party suffers any direct, indirect, incidental, consequential or exemplary damages as a result of its participation in the Joint Venture, unless due to its own negligence or willful act or omission, the other Party shall indemnify and save such Party harmless from any and all claims, demands, damages, actions, suits, liabilities and losses of any kind or character on account of damages or losses to persons or property, from any cause or casualty arising out of or in connection with the performance of this agreement.

     15.2 Each of the Parties shall indemnify and hold harmless the other, and each director, officer, employee, agent and representative of such other Party, from and against any and all losses, claims, damages and liabilities arising out of any negligence or willful act or omission of such representatives of such indemnitor, done or undertaken in connection with the Joint Venture, unless pursuant to authorization expressly granted herein or by other express agreement in writing between the Parties.

16. Confidentiality

     During the term of the Joint Venture and after the termination or other dissolution thereof for any reason, both Parties shall treat all information that they may have acquired in relation to each other and the Joint Venture as strictly confidential. Each Party shall use the same degree of care to avoid the disclosure of confidential data and information of the other Party or the Joint Venture as it uses to protect its own confidential data and information. The obligations undertaken by the Parties hereto pursuant to this paragraph shall not apply to any data or information which are or become in the public domain, other than in consequence of the willful or negligent act or omission of either of the Parties hereto or its employees, or which are developed independently from this agreement, or which are rightly obtained from third Parties. The obligations contained in this paragraph shall survive termination of this agreement and/or the sale of the Interest by either or both of the Parties hereto.

17. Relationship of the Parties

If for any reason whatsoever, any term or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be invalid or unenforceable, all other terms and conditions of this Agreement shall not be affected thereby and each term and condition of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

18. Further Assurances.

The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

19. Counterparts.

This Agreement may be executed in several counterparts and digitally and delivered by facsimile, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

20. Construction.

The Parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

21. Entire Agreement.

     This Agreement (including the schedules hereto) constitutes the entire Agreement of all the Parties with respect to the subject-matter hereof and supersedes all prior agreements understandings, negotiations and discussions, whether oral or written. There are no representations, undertakings or agreements of any kind between all the Parties respecting the subject matter hereof except those contained in this Agreement.

22. Severability.

     If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

23. Force Majeure. If either Party hereto is at any time either during this Agreement or thereafter prevented or delayed or that could not have been unreasonably foreseen and prevented by means reasonable available to it, and that occurred without such Party’s fault or neglect in complying with any provisions of this Agreement by reason of strikes, walk-outs, labor shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay. A Party shall within three calendar days give notice to the other Party of each event of force majeure under this section, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

24. Time is of the Essence: Time is of the essence to this Agreement

25. Notices.

     Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this section as a "notice") to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party at the address first stated for the relevant Party below or at such other address as the Party to whom such writing is to be given shall have last notified in writing to the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as provided in this section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed to the address and in the manner provided for in this section shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

          Notices:
          for IMEX:
          Address: 245 East Liberty Street Suite 200, Reno Nevada 89501
          for QES:
          Address: 6130 Elton Avenue Las Vegas, Nevada, 89107

26. Transfer of Interests, Except as provided below or in Paragraph 13 neither QES or IMEX shall sell, transfer or assign their respective interests or any part thereof in the Joint Venture without the written consent of the other Party.

27. Headings. The captions and headings used herein are for convenience of reference only and are not to be construed in any way as material terms or be used to interpret the provisions of this Agreement.

28. Waiver and Modification. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision shall be effective only if in writing and signed by the Parties.

29. Arbitration and Settlement of Disputes: The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiating between representatives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of said notice, executives of both parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State of Nevada rules of evidence.

     In the event the parties are unable to resolve any claim, dispute or disagreement through such alternative dispute resolution process, the matter shall be finally settled by arbitration.

30. Except as otherwise provided for in this Agreement, any dispute arising under this Agreement shall be settled by arbitration in metropolitan Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). It is the intention of the Parties that the arbitration award shall be final and binding, shall not be appealable, and that a judgment of any court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. This agreement to arbitrate shall be specifically enforceable against each Party.

a.	Arbitrators. Arbitration shall be conducted by one arbitrator mutually agreed upon by the Parties, or, if the Parties cannot agree on an arbitrator within thirty days of submission, then the single arbitrator shall be selected in accordance with the provisions of the AAA rules governing selection of an arbitrator. At no time, however, may an arbitrator be selected by the AAA.

b.	Enforcement. The Parties agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction in the United States. Application may also be made to any such court for confirmation of any decision or award of the arbitrator, for an order of enforcement and for other remedies that may be necessary to effectuate such decision or award. The Parties consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

c.	Costs and Expenses. The arbitrator may award legal fees and costs (including administrative expenses and arbitrators’ fees incurred in connection with the arbitration) to the prevailing party in any dispute arbitrated herein and the prevailing party shall be entitled to collect any such award.

d.	Attorney review of Agreement. Each party acknowledges that they have had an attorney review this Agreement and that they have received legal advice with respect to this Agreement and acknowledge that they are cognizant of all the terms and conditions of this Agreement. Further, if an ambiguity or question of intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or not favoring either Party by virtue of authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the Effective Date set forth above.

Quadra Energy Systems Inc. By:

/s/ Rosemary Samuels _______________________________ Imex International Corp By:

/s/ Dennis Dalley _______________________________

This is Schedule “A” and forms part of that certain Agreement dated the 31st day of May 2010 and entered into by Imex International Corp. and Quadra Energy Systems Inc.

QES2000 SYSTEM and/or contains the following components and has the following specifications.

1	Processing rate: 200kg/h
2	Loading system:
3	Continuous loading and unloading capable of processing 200kg/h
	3.1	Manual Control Operating System
	3.2	Power consumption: 3KW
4	Unloading Tank:
	4.1	480mm x 550mm (D X H)
5	GasTec:
	5.1	Process rate: 100CMH
	5.2	Power Consumption: 2KWh
	5.3	Water Consumption: 100Liters per hour.
6	Reactor Chamber Size:
	6.1	0.1m3
7	Reactor Power Consumption: 3KWh
8	Oil Consumption: 25 Liters/per hour
9	Max Operating Temperature : 600C